Exhibit 99.1
Media Contact:
858-255-6388
media@tandemdiabetes.com

Investor Contact:
858-366-6900
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Appoints New Chair of Board of Directors

San Diego, February 22, 2023 – Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today announced the appointment of Rebecca Robertson as Chair of its Board of Directors. Ms. Robertson, who joined Tandem’s Board as an independent director in January 2019, succeeds Kim Blickenstaff, who will continue as a member of the Board.

“We’re deeply grateful to Kim for his instrumental contributions to Tandem since 2007, serving first as our CEO then as Chair for the past 4 years,” said John Sheridan, President and Chief Executive Officer. “His strategic vision and mission-driven focus has helped to build and shape Tandem from a venture-backed start-up to a worldwide leader in diabetes care.”
“Beckie has added tremendous value to our Board, bringing patient-centric vision and experience with a range of technologies and business models,” said Kim Blickenstaff. “She was a natural choice for this position at an exciting juncture in our evolution, and I am confident that with her leadership, we will continue expanding our global reach and delivering positively different innovation for the diabetes community.”

“I am honored to be named Chair and am committed to maximizing the opportunities we have at Tandem,” said Ms. Robertson. “Tandem continues to deliver life-changing solutions to people around the world and has a compelling pipeline of products in development that offer near and long-term growth potential. I believe our technology can change the face of therapy for people with diabetes and I’m excited to be part of what comes next.”

Ms. Robertson has an impressive track record of helping medical device companies scale in her roles as an engineer, entrepreneur, corporate executive and board member. She is a founder and General Partner at Versant Ventures where she has specialized in investing in the areas of medical devices and diagnostics since 1999. In addition, through Longridge Business Advisors, she has provided business advisory services and board services since April 2017. Prior to Versant, she served as Senior Vice President at Chiron Diagnostics, a division of Chiron Corporation, where she had responsibility for the critical care business unit in addition to leading the division’s business development efforts. Prior to joining Chiron, Ms. Robertson was a co-founder and Vice President at Egis, a consumer products company, and held senior management positions in operations and finance at Lifescan, a Johnson & Johnson Company. Ms. Robertson holds a BS in Chemical Engineering from Cornell University.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc., a global insulin delivery and diabetes technology company based in San Diego, California, creates new possibilities for people living with diabetes, their loved ones, and healthcare providers through a positively different experience. The Company’s human-centered approach to design, development, and support delivers innovative products and services for people who use insulin. Tandem manufactures and sells the t:slim X2 insulin pump with Control-IQ technology. For more information, visit tandemdiabetes.com.

Tandem Diabetes Care and Control-IQ are trademarks registered in the U.S. and/or other countries and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Exhibit 99.1
Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s future growth. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch of new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #
2